Exhibit 99.1

Barnes & Noble Reports Second Quarter Financial Results

Gross Margins Better than Expected

Achieves Earnings Per Share at High End of Guidance

Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--August 20, 2009--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales and earnings for the second quarter ended August 1, 2009. In addition, the company also announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per share payable on September 30, 2009 to stockholders of record on September 9, 2009.

Total sales for the second quarter were $1.2 billion, a 5% decrease compared to the prior year. Barnes & Noble store sales decreased 5% to $1.0 billion, with comparable store sales decreasing 6.9% for the quarter, within the Company’s guidance for a decrease of 5% to 7%. Barnes & Noble.com sales were $102 million for the quarter, a 2% increase compared to the prior year.

Second quarter net earnings were $12.3 million, or $0.21 per share. Included in net earnings was an after-tax cash benefit of $4 million, or $0.07 per share, resulting from an insurance settlement. Excluding this benefit, second quarter net earnings would have been $0.14 per share, compared to guidance of $0.05 to $0.15 per share.

Bestselling titles during the quarter included Janet Evanovich’s Finger Lickin’ Fifteen, Kathryn Stockett’s The Help, Daniel Silva’s The Defector, Sophie Kinsella’s Twenties Girl, and Dick Morris’s Catastrophe.

“Due to strong expense management and improved gross margins we achieved earnings per share near the high-end of guidance. While the decline in retail traffic continues to be the principal impediment to our top line, we do offer our customers the ability to shop with us online, where sales were slightly above last year," said Steve Riggio, chief executive officer of Barnes & Noble, Inc. “We remain focused on working capital management, which resulted in solid free cash flow and no borrowings on our credit facility for the second quarter.”

GUIDANCE

For the third quarter, the company expects comparable store sales at Barnes & Noble stores to decline 1% to 3%. The company continues to expect full-year comparable store sales to decline 3% to 5%.

On August 10, 2009, the company announced that it has signed a definitive agreement to acquire Barnes & Noble College Booksellers. The acquisition is expected to close on or about October 1, 2009, at which point the company plans to issue updated guidance for the balance of the year.

As of August 1, 2009, the company operated 724 Barnes & Noble stores and 50 B. Dalton stores. During the second quarter, one Barnes & Noble store was opened and three were closed. One B. Dalton store was closed during the quarter.

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, August 20, 2009, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report third quarter results on or about November 19, 2009.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 774 bookstores in 50 states. Barnes & Noble is the nation’s top bookseller brand for the sixth year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended	13 weeks ended	26 weeks ended	26 weeks ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Sales	$1,155,681	1,220,989	$2,260,833	2,376,871
Cost of sales and occupancy	799,826	846,590	1,573,317	1,654,505
Gross profit	355,855	374,399	687,516	722,366
Selling and administrative expenses	288,651	299,792	575,205	603,655
Depreciation and amortization	44,854	42,485	90,733	83,799
Pre-opening expenses	1,698	3,166	4,170	7,703
Operating profit	20,652	28,956	17,408	27,209
Interest expense, net	304	1,087	503	280
Income from continuing operations before taxes	20,348	27,869	16,905	26,929
Income taxes	8,110	11,168	6,736	10,794
Income from continuing operations (net of income tax)	12,238	16,701	10,169	16,135
Loss from discontinued operations (net of income tax)	-	(1,360)	(654)	(3,018)
Net income	12,238	15,341	9,515	13,117
Net loss attributable to noncontrolling interests	29	70	59	70
Net income attributable to Barnes & Noble, Inc.	$12,267	15,411	$9,574	13,187

Income attributable to Barnes & Noble, Inc.
Income from continuing operations	$12,238	16,701	$10,169	16,135
Less loss attributable to noncontrolling interests	29	70	59	70
Net income from continuing operations attributable to Barnes & Noble, Inc.	$12,267	16,771	$10,228	16,205

Basic income per common share:
Income from continuing operations attributable to Barnes & Noble, Inc.	$0.22	0.30	$0.18	0.28
Loss from discontinued operations attributable to Barnes & Noble, Inc.	-	(0.02)	(0.01)	(0.05)
Net income attributable to Barnes & Noble, Inc.	$0.22	0.28	$0.17	0.23

Diluted loss per common share:
Income from continuing operations attributable to Barnes & Noble, Inc.	$0.21	0.29	$0.18	0.27
Loss from discontinued operations attributable to Barnes & Noble, Inc.	-	(0.02)	(0.01)	(0.05)
Net income attributable to Barnes & Noble, Inc.	$0.21	0.27	$0.17	0.22

Weighted average common shares outstanding
Basic	55,186	54,201	54,973	55,907
Diluted	56,221	55,819	55,894	57,678

Dividends declared per common share	$0.25	0.25	$0.50	0.40

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	69.2%	69.3%	69.6%	69.6%
Gross profit	30.8%	30.7%	30.4%	30.4%
Selling and administrative expenses	25.0%	24.6%	25.4%	25.4%
Depreciation and amortization	3.9%	3.5%	4.0%	3.5%
Pre-opening expenses	0.1%	0.3%	0.2%	0.3%
Operating profit	1.8%	2.4%	0.8%	1.1%
Interest expense, net	0.0%	0.1%	0.0%	0.0%
Income from continuing operations before taxes	1.8%	2.3%	0.7%	1.1%
Income taxes	0.7%	0.9%	0.3%	0.5%
Income from continuing operations (net of income tax)	1.1%	1.4%	0.4%	0.7%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	August 1, 2009	August 2, 2008	January 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$157,743	21,626	281,608
Receivables, net	93,693	106,093	80,998
Merchandise inventories	1,229,761	1,337,918	1,203,471
Prepaid expenses and other current assets	130,143	135,280	127,028
Current assets of discontinued operations	-	41,862	30,199
Total current assets	1,611,340	1,642,779	1,723,304

Property and equipment:
Land and land improvements	9,298	9,324	9,298
Buildings and leasehold improvements	1,105,660	1,083,461	1,096,801
Fixtures and equipment	1,338,289	1,341,883	1,385,454
	2,453,247	2,434,668	2,491,553
Less accumulated depreciation and amortization	1,675,461	1,595,563	1,670,839
Net property and equipment	777,786	839,105	820,714

Goodwill	255,845	240,418	240,008
Intangible assets, net	89,798	85,707	83,443
Deferred taxes	110,309	103,395	110,098
Other noncurrent assets	13,287	7,100	8,000
Noncurrent assets of discontinued operations	-	26,753	8,321
Total assets	$2,858,365	2,945,257	2,993,888

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$760,467	736,478	746,599
Accrued liabilities	616,400	597,688	710,269
Current liabilities of discontinued operations	-	39,584	18,807
Total current liabilities	1,376,867	1,373,750	1,475,675

Long-term debt	-	119,000	-
Deferred taxes	189,268	173,496	189,268
Other long-term liabilities	379,319	392,141	393,006
Noncurrent liabilities of discontinued operations	-	10,680	12,713

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 88,380, 87,148 and 87,681
shares issued, respectively	88	87	88
Additional paid-in capital	1,278,365	1,245,742	1,262,358
Accumulated other comprehensive loss	(12,015)	(9,550)	(14,503)
Retained earnings	695,035	686,709	721,200
Treasury stock, at cost, 33,181, 33,026
and 33,066 shares, respectively	(1,050,115)	(1,046,728)	(1,047,529)
Total Barnes & Noble, Inc. shareholders' equity	911,358	876,260	921,614
Noncontrolling interest	1,553	(70)	1,612
Total shareholders' equity	912,911	876,190	923,226
Commitments and contingencies	-	-	-
Total liabilities and shareholders' equity	$2,858,365	2,945,257	2,993,888

CONTACT:
Media:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investor:
Barnes & Noble, Inc.
Joseph J. Lombardi, 212-633-3215
Chief Financial Officer
jlombardi@bn.com
or
Barnes & Noble, Inc.
Andy Milevoj, 212-633-3489
Director of Investor Relations
amilevoj@bn.com